HOUSTON AMERICAN ENERGY ANNOUNCES COMPLETION OF DRILLING ON SAN ANDRES PROSPECT

Houston, TX – January 18, 2019 – Houston American Energy Corp. (NYSE American: HUSA) today provided an update with respect to drilling operations on its San Andres prospect in Yoakum County, Texas.

The Frost #1H well, the company’s first well on the prospect, has reached total depth of approximately 10,000 feet, including an approximately 4,800-foot horizontal leg, and casing is being set. The operator has advised that it plans to initiate fracking of the well in the immediate future.

The well, located in the Northwest Shelf of the Midland Basis, targeted the “Exploration” component of the San Andres Formation. Houston American Energy holds a 12.5% working interest (subject to a 10% back-in after payout) in the 650-acre prospect.

Jim Schoonover, interim CEO of Houston American Energy, stated, “We are pleased to have completed drilling operations on our first San Andres well and look forward to the commencement of fracking operations and bringing the well on line. Drilling data has been encouraging and, based on that data, our operator has determined to move forward expeditiously with setting production facilities to facilitate the commencement of production as soon as possible following completion of fracking. We expect that the operator’s plans to commence construction of production facilities will allow us to avoid, or minimize, shutting-in the well pending construction of such facilities. As a result, we expect to save both cost and time bringing the well onto production, facilitating continuous production and cash flow.

“Depending on the ultimate results of the Frost #1 well, we anticipate that our existing acreage may support a multi-well development program. Our operator has previously indicated that our Yoakum County lease acreage may support up to five additional horizontal wells.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding timing of commencement of fracking operations, ultimate success of drilling and fracking operations, anticipated cost and time savings, ability to avoid shutting-in wells pending construction of production facilities and ability to realize continuous production and cash flow associated with current plans, and the number of wells that may be successfully developed on the prospect. Our ability to successfully drill and develop the prospect is subject to numerous risk factors, including our ability to finance our share of costs, the ability of our operator to finance and execute on planned drilling operations, the ultimate recoveries from the prospect, the availability and cost of rigs and services necessary to conduct drilling operations, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.